PROSPECTUS SUPPLEMENT dated December 18, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Senior Securities" to reflect the issuance of Company Senior Securities following the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

We have issued $2,045,000,000                The interest rate bases or formulas
aggregate principal amount of our            applicable to Series C Notes that
Senior Medium-Term Notes, Series C           bear interest at floating rates are
(the "Series C Notes"), since the            indicated in the table below. The
date of the Prospectus. In the               Series C Notes are not subject to a
table below we specify the                   sinking fund and are not redeemable
following terms of those Series C            unless a redemption date is
Notes:                                       indicated below. Unless otherwise
                                             indicated below, Series C Notes
o    Issuance date;                          that are redeemable are redeemable
o    Principal amount;                       at 100% of their principal amount,
o    Maturity date;                          plus accrued and unpaid interest,
o    Interest rate and redemption            if any, to the redemption date.
     dates, if any.


                                                             Interest Rate/
                                                             --------------
Issuance Date      Principal Amount   Maturity Date        Redemption Dates
-------------      ----------------   -------------        ----------------

October 13, 1998     $345,000,000     October 13, 2000     LIBOR Telerate reset
                                                           quarterly +  0.25%

October 13, 1998      $50,000,000     October 13, 2000     LIBOR Telerate reset
                                                           monthly +  0.25%

October 19, 1998      $52,000,000     October 19, 2000     LIBOR Telerate reset
                                                           monthly + 0.25%

                                                           Interest Rate/
                                                           --------------
Issuance Date      Principal Amount   Maturity Date      Redemption Dates
-------------      ----------------   -------------      ----------------

October 20, 1998      $50,000,000     April 20, 2000     LIBOR Telerate reset
                                                         quarterly + 0.20%

October 20, 1998      $50,000,000     April 20, 2000     LIBOR Telerate reset
                                                         quarterly + 0.20%

October 27, 1998     $200,000,000     October 27, 2000   LIBOR Telerate reset
                                                         quarterly + 0.25%

October 27, 1998      $10,000,000     October 27, 2000   LIBOR Telerate reset
                                                         quarterly + 0.25%

October 30, 1998      $75,000,000     April 26, 2000     LIBOR Telerate reset
                                                         quarterly + 0.18%

November 2, 1998     $265,000,000     November 2, 2000   LIBOR Telerate reset
                                                         quarterly + 0.28%

November 17, 1998     $85,000,000     November 17, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 17, 1998     $50,000,000     November 17, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 19, 1998     $41,000,000     May 19, 2000       LIBOR Telerate reset
                                                         quarterly + 0.18%

November 23, 1998     $70,000,000     November 22, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 23, 1998     $25,000,000     November 22, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 24, 1998     $42,000,000     November 24, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 24, 1998     $30,000,000     November 24, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

November 24, 1998     $50,000,000     November 30, 2000  LIBOR Telerate reset
                                                         quarterly + 0.25%

                                                             Interest Rate/
                                                             --------------
Issuance Date     Principal Amount    Maturity Date        Redemption Dates
-------------     ----------------    -------------        ----------------

November 24, 1998     $20,000,000     November 30, 2000    LIBOR Telerate reset
                                                           quarterly + 0.25%

December 4, 1998      $25,000,000     December 4, 2000     LIBOR Telerate reset
                                                           quarterly + 0.25%

December 8, 1998      $25,000,000     June 8, 2000         LIBOR Telerate reset
                                                           quarterly + 0.18%

December 8, 1998      $25,000,000     December 8, 2000     LIBOR Telerate reset
                                                           quarterly + 0.25%

December 8, 1998      $50,000,000     December 8, 2000     LIBOR Telerate reset
                                                           quarterly + 0.25%

December 8, 1998     $200,000,000     December 10, 2001    LIBOR Telerate reset
                                                           quarterly + 0.30%

December 11, 1998     $50,000,000     December 11, 2000    LIBOR Telerate reset
                                                           quarterly + 0.22%

December 16, 1998    $100,000,000     December 15, 2000    5.15%

December 17, 1998     $35,000,000     December 15, 2000    LIBOR Telerate reset
                                                           quarterly + 0.22%

December 18, 1998     $25,000,000     June 19, 2000        LIBOR Telerate reset
                                                           quarterly + 0.15%

                   ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities -- Company Subordinated Securities" to reflect the issuance of Company Subordinated Securities following the date of the
Prospectus:

Terms and Provisions of 6% Subordinated Notes Due 2005

The 6% Subordinated  Notes Due 2005          They  will  mature on  November  1,
(the "6%  Subordinated  Notes") are          2005.  The  6%  Subordinated  Notes
limited to $300  million  aggregate          bear interest from November 6, 1998
principal amount.                            (or from the  most  recent
date on which  interest  was paid).          April  15 or  October  15.  The  6%
Interest  on  the  6%  Subordinated          Subordinated    Notes    are    not
Notes is payable in arrears on each          redeemable prior to maturity and no
May 1 and November 1, beginning May          sinking fund is provided for them.
1, 1999, to holders of record as of
the  close  of   business   on  the
previous


Terms and Provisions of Subordinated Medium-Term Notes, Series A

We have issued $15,000,000                   The interest rate bases or formulas
aggregate principal amount of our            applicable to Series A Notes that
Subordinated Medium-Term Notes,              bear interest at floating rates are
Series A (the "Series A Notes"),             indicated in the table below. The
since the date of the Prospectus.            Series A Notes are not subject to a
In the table below we specify the            sinking fund and are not redeemable
following terms of those Series A            unless a redemption date is
Notes:                                       indicated below. Unless otherwise
o    Issuance date;                          indicated below, Series A Notes
o    Principal amount;                       that are redeemable are redeemable
o    Maturity date;                          at 100% of their principal amount,
o    Interest rate and redemption            plus accrued and unpaid interest,
     dates, if any.                          if any, to the redemption date.


                                                           Interest Rate/
                                                           --------------
Issuance Date     Principal Amount    Maturity Date      Redemption Dates
-------------     ----------------    -------------      ----------------

October 9, 1998      $15,000,000      October 9, 2013    6.125%; redeemable in
                                                         whole only on quarterly
                                                         interest payment dates
                                                         on or after October 9,
                                                         2001